Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”), dated as of May 13, 2020, is by and between Lancer Capital LLC, a Delaware limited liability company (“Lancer Capital”), and HC2 Holdings, Inc., a Delaware corporation (the “Company”). Each of Lancer Capital and the Company are referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, on May 13, 2020, the Company entered into a cooperation agreement (the “MG Capital Agreement”) with MG Capital Management Ltd., Percy Rockdale LLC, Rio Royal LLC and Michael Gorzynski;

WHEREAS, on April 20, 2020, the Company entered into a letter agreement (the “Glazer Agreement”) with Avram A. Glazer and Lancer Capital, pursuant to which the board of directors of the Company (the “Board”) agreed to appoint Mr. Glazer to the Company’s slate of director nominees for the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), and to appoint Mr. Glazer as Chairman of the Board, if the Company’s slate is elected at the 2020 Annual Meeting;

WHEREAS, pursuant to the MG Capital Agreement and consistent with the Glazer Agreement, Mr. Glazer will be appointed to the Board as of the date hereof;

WHEREAS, pursuant to the MG Capital Agreement, the Company’s slate of directors for the 2020 Annual Meeting will consist of Wayne Barr, Jr., Kenneth S. Courtis, Philip A. Falcone, Warren H. Gfeller, Mr. Glazer, Mr. Gorzynski and Shelly C. Lombard (collectively, the “2020 Director Slate”);

WHEREAS, as a condition of entering into the MG Capital Agreement, the Company is entering into this Agreement to confirm Lancer Capital’s support for the 2020 Director Slate;

WHEREAS, as of the date hereof, Lancer Capital may be deemed to beneficially own 3,034,621 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which represents approximately 6.5% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Board and the Nominating and Governance Committee of the Board have selected their 2020 Director Slate for the 2020 Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.             Board of Directors.

(a)           Board Chairman Succession. Consistent with the actions previously taken by the Board and the Glazer Agreement, and as of the date hereof, Mr. Glazer will be appointed as Chairman of the Board, succeeding Mr. Gfeller, who is being replaced as Chairman of the Board effective as of the date hereof.

(b)           New Director Information. As a condition to Mr. Glazer’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, he must provide any information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards.

(c)           Company Policies and Indemnification.

(i)            The Parties acknowledge that Mr. Glazer will be protected by the same protections and subject to the same obligations as other non-employee directors of the Company, including, without limitation, confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company (collectively, “Company Policies”), and shall have the same rights and benefits as other non-employee directors of the Company, including, without limitation, with respect to insurance, indemnification, compensation and fees.

(ii)           The Parties acknowledge that to the extent they have not already done so, within three (3) business days of the date hereof, the Company shall enter into an indemnification agreement with Mr. Glazer in the form attached as Exhibit 10.20 to the Company’s Annual Report on Form 10-K, previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2020.

2.             Additional Agreements.

(a)           Lancer Capital shall comply, and shall cause each of its Affiliates and Associates (as hereinafter defined) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate.

(b)           Lancer Capital hereby agrees to appear in person (including via permitted remote or virtual attendance) or by proxy at any annual or special meeting of the Company’s stockholders held during the Standstill Period, and agrees that it shall not participate or vote in any solicitation of written consents of the Company’s stockholders during the Standstill Period (unless expressly requested to do so by the Board), and that it shall vote all shares of Common Stock beneficially owned by Lancer Capital at such meeting or in such consent solicitation (A) in favor of all directors nominated by the Board for election and against the removal of any member of the Board, (B) in accordance with the Board’s recommendation with respect to any “say-on-pay” proposal and (C) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such meeting or solicitation of consents; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal presented at an annual or special meeting held during the Standstill Period, Lancer Capital shall be permitted to vote in accordance with the recommendation of ISS and Glass Lewis.

(c)           Lancer Capital agrees that the Board or any committee thereof, solely to fulfill the discharge of its fiduciary duties upon the advice of its legal counsel, may recuse Mr. Glazer by majority vote of the members of the Board (but excluding the applicable director) from the portion of any Board or committee meeting at which the Board or any such committee is evaluating and/or taking action with respect to and after the right of the recused director to be present prior to recusal (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement and (B) any transaction proposed by, or with, Lancer Capital or its Affiliates or Associates, as long as all other similarly situated directors are similarly recused. The Board or such committee, as applicable, may withhold from Mr. Glazer any material distributed to the directors to the extent directly relating to the subject of that recusal.

3.             Standstill Provisions.

(a)           The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting pursuant to the Company’s Fourth Amended and Restated By-Laws (the “By-Laws”). Lancer Capital hereby agrees that during the Standstill Period, neither Lancer Capital nor any of its Affiliates and Associates will, and they will cause each of their Affiliates and Associates not to, as applicable, directly or indirectly, alone or in concert with others, in any manner, but expressly subject, in each case, to the provisions of Section 3(b) below:

(i)            fail to comply with all applicable laws and regulatory rules and obtain all applicable regulatory approvals if and when acquiring, or offering, seeking or agreeing to acquire, by purchase or otherwise, or directing any third party in the acquisition of, any Common Stock or any securities convertible or exchangeable into or exercisable for Common Stock (collectively, “Company Securities”), or rights or options to acquire any Company Securities, or engaging in any swap instrument or derivative hedging transactions or other derivative agreements of any nature with respect to Company Securities;

(ii)           engage in a “solicitation” of “proxies” (as such terms are defined under the Exchange Act), votes or written consents of stockholders or security holders with respect to, or from the holders of, the Common Stock (including a “withhold” or similar campaign), for any purpose, including, without limitation, the election or appointment of individuals to the Board or to approve or vote in favor or against stockholder proposals, resolutions or motions, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any contested “solicitation” of proxies, votes or written consents for any purpose, including, without limitation, the election or appointment of directors with respect to the Company (as such terms are defined under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of the nominees of the Board at any stockholder meeting or providing such encouragement, advice or influence that is consistent with either the Board’s or Company management’s recommendation in connection with such director nominees or other proposals, resolutions or motions, pursuant to this Agreement or otherwise);

(iii)          form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the persons or entities identified in Lancer Capital’s Schedule 13D, filed with the SEC on April 23, 2020); provided, however, that nothing herein shall limit the ability of an Affiliate, a family member and an estate planning vehicle formed for any of the foregoing, of Lancer Capital to join a “group” with such parties, as applicable, following the execution of this Agreement;

(iv)          agree, attempt, seek or propose to deposit any shares of Common Stock in any voting trust or similar arrangement or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among Lancer Capital and its Affiliates or Associates and otherwise in accordance with this Agreement;

(v)           seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board;

(vi)          (A) present or make to the stockholders of the Company, or knowingly encourage any person to present or make to the stockholders of the Company, any proposal or other matter for consideration by stockholders at any annual or special meeting of stockholders of the Company or through action by written consent, (B) make any public offer or proposal to the Company (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its significant subsidiaries, or make any such offer privately to the Company which private offer would reasonably be expected to require the Company or the Parties to make public disclosure (of any kind), (C) affirmatively solicit a third party to make any public or private offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its significant subsidiaries by such third party prior to such proposal becoming public or (E) make any private proposal to the Company that would reasonably be expected to require the Company or the Parties to make public disclosure (of any kind);

(vii)         make any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal with respect to (A) controlling, changing or influencing the Board, including, without limitation, any public disclosure, communication, announcement or statement regarding any intent, purpose, plan, or proposal relating to any change in the number of directors or the filling of any vacancies on the Board, (B) any material change in the capitalization, dividend policy, share repurchase programs and practices or capital allocation programs and practices of the Company, (C) relating to any material change in the Company’s management, compensation or corporate structure, (D) relating to any waiver, amendment or modification to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”) or to the By-Laws, (E) causing any securities of the Company to be delisted or (F) causing any equity securities of the Company to become eligible for termination of registration;

(viii)        seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(ix)           subject to Section 3(b) below, advise, knowingly encourage, knowingly support or knowingly influence any person or entity, in Lancer Capital’s capacity as a stockholder of the Company, with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of any director(s), except in accordance with Section 1;

(x)            make any request for stockholder list materials or other books and records of the Company in Lancer Capital’s capacity as a stockholder of the Company;

(xi)           institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its or their current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3; provided, however, that for the avoidance of doubt the foregoing shall not prevent Lancer Capital and its Affiliates or Associates from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Lancer Capital, its Affiliates or Associates, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) complying with a validly issued legal process or (E) exercising statutory appraisal, dissenters or similar rights under applicable law;

(xii)          make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(xiii)         disclose any intention, plan or arrangement inconsistent with the provisions of this Section 2.

(b)           Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Lancer Capital from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter in a manner that does not otherwise violate this Section 3, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, and (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Lancer Capital or any of its respective Affiliates or Associates; provided that a breach by Lancer Capital of this Agreement is not the cause of the applicable requirement. Furthermore, nothing in this Agreement shall be deemed to restrict in any way the ability of Mr. Glazer, acting in his capacity as a director of the Company, from exercising any of his rights, powers and privileges as a director, from fulfilling his statutory and fiduciary duties as a director, or otherwise exercising his authority as a director pursuant to the Charter, the By-Laws and/or any resolution of the Board or a committee thereof.

4.             Representations and Warranties of the Company. The Company represents and warrants to Lancer Capital as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound; and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company.

5.             Representations and Warranties of Lancer Capital. Lancer Capital represents and warrants to the Company that, except as otherwise expressly set forth in, or permitted pursuant to, this Agreement, (a) the authorized signatory or signatories of Lancer Capital set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Lancer Capital thereto, (b) this Agreement has been duly authorized, executed and delivered by Lancer Capital, and assuming due execution by each counterparty hereto, is a valid and binding obligation of the Parties, enforceable against Lancer Capital in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Lancer Capital as currently in effect, (d) the execution, delivery and performance of this Agreement by Lancer Capital does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Lancer Capital, (e) as of the date of this Agreement, Lancer Capital is deemed to beneficially own 3,034,621 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Lancer Capital does not currently have, and does not currently have any right to acquire any beneficial, record or derivative interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (g) Lancer Capital has not entered into or maintained, and will not enter into or maintain, any economic, compensatory, pecuniary or other arrangements with any director of the Company for serving as a nominee or director of the Company, (h) no person other than Lancer Capital has any rights with respect to the shares of Common Stock beneficially owned by Lancer Capital and (i) neither Lancer Capital nor its Affiliates has formed, or has any present intent to form, a group (within the meaning of Section 13(d) under the Exchange Act) with any other person or entity in relation to the Company or the Common Stock.

6.             Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, neither Party nor any of its subsidiaries, Affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors (collectively, “Representatives”), shall in any way, directly or indirectly, in any capacity or manner, whether written or oral, electronically or otherwise (including, without limitation, in a television, radio, internet, newspaper, magazine interview, or otherwise through the press, media, analysts or other persons or in any document or report filed with the SEC), publicly disparage, impugn, make ad hominem attacks on or otherwise defame or slander or make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any public communication or statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparage, derogate or impugn, the other Party or such other Party’s Representatives (including any current officer or director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business, or reputation of the other Party or of its Representatives (including former officers and directors), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party); provided that, with respect to any litigation, arbitration or other proceeding between the Parties, nothing in this Section 5 shall prevent either Party from disclosing any facts or circumstances with respect to any such litigation, arbitration or other proceeding. This Section 5 shall not (i) limit the power of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law and (ii) limit any Party’s ability to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7.             Definitions. For purposes of this Agreement:

(a)           the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;

(b)           the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(c)           the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

8.             Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when sent to the email address set forth below (as applicable), and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

(a)	if to the Company:

HC2 Holdings, Inc.

450 Park Avenue, 30th Floor

New York, NY 10022

Attention:	Joseph A. Ferraro
Email:	jferraro@hc2.com
Telephone:	+1-212-235-2691

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Richard J. Grossman Todd E. Freed
Email:	Richard.grossman@skadden.com

Todd.freed@skadden.com

Telephone:	+1-212-735-2116

+1-212-735-3714

(b)	if to Lancer Capital LLC:

Lancer Capital LLC

777 South Flagler Drive, Suite 800, West Tower

West Palm Beach, FL 33401

Attention:	Avram Glazer
Email:	a.g@mac.com

with a copy to (which shall not constitute notice):

Woods Oviatt Gilman LLP

1900 Bausch & Lomb Place

Rochester, NY 14604

Attention:	Christopher R. Rodi
Email:	crodi@woodsoviatt.com

9.             Specific Performance; Remedies; Venue.

(a)           Each of the Parties acknowledges and agrees that irreparable injury to the other Party could occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury could not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Party will be entitled to seek injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE PARTIES AGREE (1) ANY NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; AND (2) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)           The Parties (a) irrevocably and unconditionally submit to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agree that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agree that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waive any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agree that they will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

10.           Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11.           Termination. This Agreement will terminate upon the earlier of: (i) the conclusion of the Standstill Period or (ii) delivery of written notice by one Party to the other Party of a material breach of this Agreement by the breaching Party that is uncured after ten (10) calendar days of notice of such breach. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 9 through Section 17 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12.           Counterparts. This Agreement may be executed in two or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.           Affiliates. Each of the Parties agrees that it will cause their or its Affiliates and their respective employees and other representatives to comply with the terms of this Agreement.

14.           No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Lancer Capital, and is not enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, and any assignment in contravention hereof will be null and void.

15.           No Waiver. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

16.           Entire Understanding; Amendment. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by each of the Parties.

17.           Interpretation and Construction. Each of the Parties acknowledges that they have each been represented by counsel of their choice throughout all negotiations that have preceded the execution of this Agreement, and that they have executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature pages follow]

This Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first set forth above.

HC2 Holdings, Inc.

By:	/s/	Joseph Ferraro
Name:		Joseph Ferraro
Title:		Chief Legal Officer

[Signature Page to Lancer Capital Agreement]

LANCER CAPITAL LLC

By:	/s/ Avram A. Glazer
Name: Avram A. Glazer
Title: Sole Member

[Signature Page to Lancer Capital Agreement]